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                      EXHIBIT 5 OPINION OF PERKINS COIE LLP

                               October 4, 2001

Vertel Corporation
21300 Victory Boulevard, Suite 700
Woodland Hills, CA  91367

                       REGISTRATION STATEMENT ON FORM S-8
                       ----------------------------------

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission (the "Commission") on or about October 4, 2001 in connection with the registration under the Securities Act of 1933, as amended, of a total of 4,000,000 shares of your Common Stock (the "Shares") reserved for issuance under the 2001 Nonqualified Stock Option Plan. As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

     It is our opinion that upon conclusion of the proceedings being taken or contemplated by us, as your counsel, to be taken prior to the issuance of the Shares, and upon completion of the proceedings being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states where required, the Shares when issued and sold in the manner described in the Registration Statement will be legally and validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name whenever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendment thereto.

                                                     Very truly yours,


                                                     PERKINS COIE LLP



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